Exhibit 99

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407
February 9, 2007	Contact: Eric D. Burrell 201-791-7600

SEALED AIR SELLS ITS INTEREST IN POLYMASK JOINT VENTURE TO 3M

ELMWOOD PARK, N.J., Friday, February 9, 2007 — Sealed Air Corporation (NYSE:SEE) announced today that it has sold to 3M its 50 percent interest in PolyMask Corporation, a joint venture formed in 1991 between Sealed Air and 3M that produces non-packaging surface protection films.

Sealed Air received an aggregate cash amount of approximately $36 million for the transaction and other related assets, and is expecting to record a gain of $0.22 per share toward its first quarter 2007 diluted earnings per common share as a result.  This gain is not included in the Company’s previously disclosed full year 2007 diluted earnings per common share guidance set forth in its fourth quarter 2006 earnings release issued on January 31, 2007.

Commenting on the transaction, William V. Hickey, Sealed Air’s President and Chief Executive Officer, stated:

“We have been pleased with the success that we and 3M have enjoyed in this joint venture.  We believe that PolyMask will continue to be successful as part of 3M’s core tape technology.  Looking forward, we are encouraged about Sealed Air’s prospects for future growth and profitability through our market focus and product development efforts to meet and exceed the needs of our customers.”

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-

looking statements:  changes in raw material and energy costs; the effects of animal and food-related health issues; import/export restrictions; market conditions; the evolution and timing of the Company’s global manufacturing strategy; tax, interest and exchange rates; the success of new products; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.